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                                                                 Exhibit 3(i)(h)


                 CERTIFICATE OF RENEWAL, RESTORATION AND REVIVAL
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                           NEVADA ENERGY COMPANY, INC.

         1. The name of the corporation is Nevada Energy Company, Inc.

         2. Its registered office in the State of Delaware is located at 800 Delaware Avenue, City of Wilmington, County of New Castle 19801 and the name of its registered agent at such address is Delaware Corporations Inc.

         3. The date of the filing of the original Certificate of Incorporation was December 20, 1982.

         4. The date when restoration, renewal, and revival of the charter of this company is to commence the 24th day of January, 1998 same being prior to the date of the expiration of the charter. This renewal and revival of the charter of this corporation is to be perpetual.

         5. This corporation was duly organized and carried on the business authorized by its charter until the 25th day of January, 1998, at such time its charter became inoperative and forfeited for failure to obtain a registered agent and this certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

         IN WITNESS WHEREOF, and in compliance with the provisions of Section 312 of the Delaware General Corporation Law of the State of Delaware, as amended, providing for the renewal, extension and restoration of charters, Richard A. Cascarilla the last and acting authorized officer hereunto set his hand to this Certificate this 25th day of November, 1998.


                                       By: /s/ Richard A. Cascarilla
                                          ---------------------------
                                               Authorized Officer


                                       Name: Richard A. Cascarilla
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                                                 Print or Type

                                       Title: President
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